AMENDMENT TO EXECUTIVE RETENTION EMPLOYMENT AGREEMENT

AMENDMENT (this "Amendment") made as of October 17, 2003 between FPL Group, Inc., a Florida corporation ("FPL"), and Armando J. Olivera (the "Executive"). This Amendment amends the Executive Retention Employment Agreement by and between FPL and the Executive that was dated as of June 17, 2002 (the "Agreement").

1. The Agreement is hereby amended by restating Section 3 as follows:

3. Employment Period.

    The Company hereby agrees to continue the Executive in its or its affiliated companies' employ, or both, as the case may be, and the Executive hereby agrees to remain in the employ of the Company, or its affiliated companies, or both, as the case may be, for a period commencing on the Effective Date and ending on the third anniversary of the such date (such period or, if shorter, the period from the Effective Date to the Date of Termination, is hereinafter referred to as the "Employment Period").
    Anything in this Agreement to the contrary notwithstanding, (x) if an Effective Date occurs (other than as a result of a Change in Control under Section 2(a)(1) or (2) above) and the Board adopts a resolution to the effect that the event or circumstance giving rise to the Effective Date no longer exists (including by reason of the termination or abandonment of the transaction contemplated by the definitive agreement referred to in clause (iv) of Section 1 hereof), the Employment Period shall terminate on the date the Board adopts such resolution, but this Agreement shall otherwise remain in effect, and (y) if a Change of Control occurs pursuant to Section 2(a)(3) or (4) above during the Employment Period, the Employment Period shall immediately extend to the end of the third anniversary of the date of such Change of Control (or, if earlier, to the Date of Termination) and a new Effective Date will be deemed to have occurred on the sate of such Change of Control.

2. The Agreement is hereby amended by restating Section 8(a)(1)(ii)-(iv) as follows:

(ii) the amount equal to the product of (1) three, and (2) the sum of (x) the Executive's Annual Base Salary and (y) the Executive's Annual Bonus in effect at such date; provided, however, that such amount shall be paid in lieu of, and the Executive hereby waives the right to receive, any other amount of severance relating to salary or bonus continuation to be received by the Executive upon termination of employment of the Executive under any severance plan, policy or arrangement of the Company; and

(iii) a separate lump-sum supplemental retirement benefit equal to the greater of (1) the supplemental pension benefit described in Paragraph 1(b) of Annex A that the Executive would have been entitled had his employment continued at the compensation level provided for in Sections 5(a) and 5(b) of this Agreement for three years and based upon his Projected Years of Service (as defined in Paragraph 2(a) of Annex A) and his Projected Age (as defined in Paragraph 2(b) of Annex A), or (2) the difference between (x) the actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized with respect to the FPL Group Employee Pension Plan (or any successor plan thereto) (the "Retirement Plan") during the 90-day period immediately preceding the Effective Date) of the benefit payable under the Retirement Plan and all supplemental and/or excess retirement plans providing benefits for the Executive (other than the supplemental retirement benefit described in Annex A) (the "SERP") (including, but not limited to the Supplemental Pension Benefit (as defined in the FPL Group, Inc. Supplemental Executive Retirement Plan)) which the Executive would receive if the Executive's employment continued at the compensation level provided for in Sections 5(a) and 5(b) of this Agreement for, and his age increased by, three years, assuming for this purpose that all accrued benefits are fully vested and that benefit accrual formulas are no less advantageous to the Executive than those in effect during the 90-day period immediately preceding the Effective Date, or, if more favorable to the Executive, as in effect generally at any time thereafter during the Employment Period with respect to other peer executives of the Company and its affiliated companies, and (y) the actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized with respect to the Retirement Plan during the 90-day period immediately preceding the Effective Date) of the Executive's actual benefits (paid or payable), if any, under the Retirement Plan and the SERP; and

(iv) a separate lump-sum supplemental retirement benefit equal to the greater of (1) the supplemental matching contributions account described in Paragraph 1(c) of Annex A that the Executive would have been entitled had his employment continued at the compensation level provided for in Sections 5(a) and 5(b) of this Agreement for three years and assuming that the Executive made After Tax Contributions (within the meaning of the FPL Group Employee Thrift Plan or any successor plan thereto (the "Thrift Plan")) and Pre Tax Contributions (within the meaning of the Thrift Plan) to the Thrift Plan at the highest permissible rate (disregarding any limitations imposed by the Code) following the Date of Termination, or (2) the difference between (x) the value of the Company Account (as defined in the Thrift Plan) and any other matching contribution accounts (including, but not limited to the Supplemental Matching Contribution Account (as defined in the FPL Group, Inc Supplemental Executive Retirement Plan)) under a SERP (other than the supplemental retirement benefit described in Annex A) which the Executive would receive if (A) the Executive's employment continued at the compensation level provided for in sections 5(a) and 5(b) of this Agreement for three years, (B) the Executive made pre- and after-tax contributions at the highest permissible rate (disregarding any limitations imposed by the Code, which may or may not be set forth in the Thrift Plan) for three years, (C) the Company Account and the matching contribution accounts are fully vested, and (D) the matching contribution formulas are no less advantageous to the Executive than those in effect during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time during the remainder of the Employment Period with respect to other peer executives of the Company and its affiliated companies, and (y) the actual value of the Executive's Company Account and matching contribution accounts (paid or payable), if any, under the Thrift Plan and the SERP;

3. The Agreement is hereby amended by restating Section 8(a)(4) as follows:

(4) for a three year period commencing on the Date of Termination (the "continuation Period"), or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Sections 5(e) and 5(g) of this Agreement if the Executive's employment had not been terminated, in accordance with the most favorable plans, practices, programs or policies of the Company and its affiliated companies applicable generally to other peer executives and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility of the Executive for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Continuation Period and to have retired on the last day of such period;

4. Except as amended herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written, to be effective as of the date first written above.

FPL GROUP, INC.

By:_LAWRENCE J. KELLEHER_

Lawrence J. Kelleher,

Vice President Human Resources

EXECUTIVE

_A. J. OLIVERA__________

Armando J. Olivera